Exhibit 99.1

Investor Contact:

Dow Jones & Company

Mark Donohue

200 Liberty Street

Director, Investor Relations

New York, NY 10281

(609) 520-5660

Media Contacts:

Amy Wolfcale

Vice President, Corporate Communications

0-(212) 416-3213

C-(917) 576-8767

Robert H. Christie

Director, Corporate Communications

O-(212) 416-2636

C-(201) 704-4880

DOW JONES & COMPANY CLOSES $528 MILLION

MARKETWATCH ACQUISITION

Company Extends Its Presence in Fast-Growing
Online Consumer Advertising Market.

NEW YORK (Jan. 24, 2005)—Dow Jones & Company (NYSE: DJ) has closed its acquisition of MarketWatch, a leading provider of business news, financial information and analytical tools, for approximately $528 million—or $18 per fully diluted common share—or approximately $453 million net of cash at MarketWatch.

“The MarketWatch acquisition offers Dow Jones shareholders real value by accelerating the growth of our already successful and rapidly growing online operations by adding the dynamic MarketWatch brand that reaches a complementary, but larger, audience for online business and financial news,” said Peter R. Kann, chairman and chief executive officer of Dow Jones. “We now can deliver high-quality news to a much larger audience and offer advertisers the opportunity to reach a broader range of affluent decision-makers.”

“Together, The Wall Street Journal network of sites and MarketWatch attract close to 9 million unduplicated unique visitors per month,” said Richard F. Zannino, chief operating officer and executive vice president of Dow Jones. “This scale ranks us among the world’s largest business and financial news and information Web sites. With a nearly tripling of the reach of our online network, we will take even greater advantage of continued strong growth in both online usage and advertising.”

“Like Dow Jones, MarketWatch is a journalistic enterprise at its roots. Its content will be used across Dow Jones—just as Dow Jones content will enrich the MarketWatch products for its users,” said L. Gordon Crovitz, senior vice president of Dow Jones and president of its Electronic Publishing group. “In addition, the substantial licensing businesses of MarketWatch provide additional assets, such as online charting and other tools that will strengthen Dow Jones as a licensor in the business-to-business market. With the added audience and traffic of MarketWatch.com and its site BigCharts.com, Dow Jones will have even greater flexibility in packaging and selling advertising inventory.”

“This was the right time for MarketWatch to evolve and partner with a world-class media company like Dow Jones,” said Larry Kramer, chairman and chief executive officer of MarketWatch, Inc. “We have long respected their style of journalism and the success of their business model. Our award-winning news coverage will now reach an even larger audience and we will be able to considerably expand our offerings to our existing users which are growing in investor sophistication.”

Under the new ownership, MarketWatch’s flagship Web site and television operations will no longer carry the CBS branding and will be known simply as MarketWatch.  The radio network will continue to use the MarketWatch name as it has since its inception.  MarketWatch will retain its best-known columnists and reporters, and the familiar look of the site will not change.  The Web site URL will be www.marketwatch.com.

Dow Jones also will expand the advertising-targeting capabilities that it offers advertisers. The acquisition of MarketWatch will allow the Company to continue to reap the benefits associated with its paid business model for The Wall Street Journal Online at WSJ.com, the largest paid subscription news site on the Web, while reaching the broadest possible audience with a network of free sites, including CareerJournal.com, RealEstateJournal.com and OpinionJournal.com, as well as MarketWatch.com.

With the MarketWatch transaction complete, Dow Jones now has acquired nearly $770 million in media properties in the past two years. These include several properties acquired in its Electronic Publishing division (into which MarketWatch will be integrated), including Technologic Partners, Alternative Investor and vwd—the German-language financial-news wire—and the Stockton Record newspaper in its Ottaway Newspapers division.

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Shareholder Information:

MarketWatch stockholders may contact Mellon Investor Services at 1-800-777-3674 between 9:00 a.m. and 6:00 p.m. EST, Monday through Friday, with questions relating to the disposition of their shares.

Information Relating To Forward-Looking Statements:

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated, including: the Company's ability to successfully integrate the MarketWatch business into its existing business units, and to achieve production and operational efficiencies and synergies in doing so; the risk that the market for online advertising does not grow as rapidly as the Company expects or that the Company will ultimately be unable to capitalize on any such growth; the risk that the Company will not be able to attract the advertisers it hopes to attract through bundled ad packages and targeted ads; fluctuations in traffic levels on the MarketWatch web sites; changes in demand affecting MarketWatch's licensing business; the competition the Company's and MarketWatch's businesses face from other news and information companies for readers and advertising revenues; potential increased regulation of online businesses, including with respect to privacy laws; the risk that certain key employees whom we expect to stay may choose to leave MarketWatch in connection with the transaction; and such other risk factors as may be included from time to time in the Company's reports filed with the Securities and Exchange Commission and posted in the Investor Relations section of the Company's web site (www.dowjones.com).

About Dow Jones & Company
In addition to The Wall Street Journal and its international and online editions, Dow Jones & Company (NYSE: DJ; www.dowjones.com) publishes Barron’s and the Far Eastern Economic Review, Dow Jones Newswires, Dow Jones Indexes and the Ottaway group of community newspapers. Dow Jones is co-owner with Reuters Group of Factiva, with Hearst of SmartMoney and with NBC Universal of the CNBC television operations in Asia and Europe. Dow Jones also provides news content to CNBC and radio stations in the U.S.  The Wall Street Journal Online network of sites includes the Online Journal at WSJ.com, the world’s largest subscription news site, with 701,000 subscribers, MarketWatch.com and its licensing operations, Barron’s Online, CareerJournal.com, CollegeJournal.com, RealEstateJournal.com, StartUpJournal.com and OpinionJournal.com.